Exhibit 8.2

April 15, 2024

AVROBIO, Inc.

100 Technology Square

Sixth Floor

Cambridge, MA 02139

Ladies and Gentlemen:

This opinion is delivered to you in our capacity as counsel to AVROBIO Inc., a Delaware corporation (“AVROBIO”), in connection with the merger of Alpine Merger Subsidiary, Inc., a Delaware corporation and wholly owned subsidiary of AVROBIO (“Merger Sub”) with and into Tectonic Therapeutic, Inc., a Delaware corporation (“Tectonic”), with Tectonic being the surviving corporation (the “Merger”), pursuant to the Agreement and Plan of Merger and Reorganization, dated as of January 30, 2024, between AVROBIO, Tectonic and Merger Sub (the “Merger Agreement”). This opinion relates to the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), as well as the description of the tax consequences of the Merger as set forth in the Registration Statement (as defined below).

For purposes of the opinion set forth below, we have reviewed and relied upon the Merger Agreement, the Proxy Statement/Prospectus of AVROBIO and Tectonic (the “Proxy Statement/Prospectus”) included in the Registration Statement on Form S-4 filed by AVROBIO with the Securities and Exchange Commission (“SEC”) in connection with the issuance in connection with the Merger of shares of AVROBIO common stock (the “Registration Statement”), and such other documents, records and instruments as we have deemed necessary or appropriate as a basis for our opinion. In addition, in rendering our opinion we have relied upon certain statements, representations and warranties made by AVROBIO and Tectonic in (i) representation letters provided to us in connection with our preparation of this opinion, (ii) the Proxy Statement/Prospectus, and (iii) the Merger Agreement, which we have neither investigated nor verified. We have assumed that such statements, representations and warranties are true, correct, complete and not breached and will continue to be so through the date of the Merger, that no actions that are inconsistent with such statements, representations and warranties will be taken, and that all representations, statements, and warranties made “to the best knowledge of” any person(s) or party(ies) or with similar qualification are and will be true, correct and complete as if made without such qualification. We have also assumed that the cash or other property (other than AVROBIO common stock) paid to any holder of Tectonic common stock (or Tectonic

AVROBIO, Inc.

April 15, 2024

simple agreements for future equity (SAFEs)) and/or other securities of Tectonic (if any) who exercise and perfect appraisal or dissenters rights in respect of such securities will not adversely impact AVROBIO’s ability to acquire and retain control (within the meaning of Section 368(c) of the Code) in exchange for solely voting stock of AVROBIO pursuant to the Merger as required by Section 368(a)(2)(E) of the Code.

We also have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, the authority and capacity of the individual or individuals who executed any such documents on behalf of any person, the conformity to the final documents of all documents submitted to us as drafts and the accuracy and completeness of all records made available to us. In addition, we have assumed that (i) the Merger will be consummated in accordance with the Merger Agreement, (ii) the Merger Agreement and the ancillary agreements thereto represent the entire understanding of AVROBIO, Tectonic and Merger Sub with respect to the Merger, (iii) each of the parties to the Merger Agreement will comply with all reporting obligations with respect to the Merger required under the Code and the Treasury Regulations thereunder, and (iv) the Merger Agreement is valid and binding in accordance with its terms.

Any inaccuracy in, or breach of, any of the aforementioned statements, representations, warranties and assumptions or any change after the date hereof in applicable law could adversely affect our opinion. No ruling has been or will be sought from the Internal Revenue Service by any party to the Merger Agreement as to the federal income tax consequences of any aspect of the Merger.

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Based upon and subject to the foregoing, as well as the limitations set forth below, it is our opinion, under currently applicable United States federal income tax law, that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and we hereby confirm that the discussion contained in the Proxy Statement/Prospectus under the caption “Material U.S. Federal Income Tax Consequences of the Merger,” insofar as it addresses the material U.S. federal income tax considerations of the Merger for beneficial owners of shares of Tectonic common stock, subject to the limitations, qualifications, and assumptions described therein, constitutes our opinion of the material tax consequences of the Merger.

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AVROBIO, Inc.

April 15, 2024

We express no opinion herein other than the opinion expressly set forth above. In particular, no opinion is expressed as to the tax consequences of any transactions other than the Merger, or the consequences of the Merger under any foreign, state, or local tax law. You should recognize that our opinion is not binding on the Internal Revenue Service and that a court or the Internal Revenue Service may disagree with the opinion contained herein. Although we believe that our opinion will be sustained if challenged, there can be no assurance that this will be the case. The discussion and conclusions set forth above are based upon current provisions of the Code and the Income Tax Regulations promulgated thereunder, and existing administrative and judicial interpretations thereof, all of which are subject to change, potentially with retroactive effect. Changes in applicable law could adversely affect our opinion. We do not undertake to advise you as to any changes after the date hereof in applicable law that may affect our opinion.

This opinion letter is being provided to you solely in connection with the filing of the Registration Statement and may not be relied upon by any other person or entity, or used for any other purpose without our prior written consent. We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement and to the references to our firm under the captions “Material U.S. Federal Income Tax Consequences of the Merger” and “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ GOODWIN PROCTER LLP

Goodwin Procter LLP